Exhibit 10.1

NEGOTIATED SETTLEMENT AGREEMENT AND

GENERAL RELEASE

This Negotiated Settlement Agreement (hereinafter the "Agreement") is made by and between Stephen Mascioli, M.D., MPH (“Mascioli” or “Complainant”), and Anika Therapeutics, Inc. (“Anika”).

"Anika," as used at all times in this Agreement, refers to Anika Therapeutics, Inc. and any of its parent companies, affiliate companies, subsidiaries, divisions, business units, committees, groups, insurers, related entities, and its or their respective owners, predecessors, successors, present or former officers, directors, agents, current and former employees, assigns, trustees, administrators, executors, insurers and legal representatives. "Mascioli," as used at all times in this Agreement, refers to Stephen Mascioli, M.D., MPH and his assigns, heirs, executors, administrators, agents, successors, and legal representatives. Collectively, Mascioli and Anika are referred to as the "Parties."

WHEREAS:

The terms of this Agreement are the product of mutual negotiation and compromise;

WHEREAS:

The Parties understand that Anika denies each and every allegation of wrongdoing;

WHEREAS:

Mascioli and Anika have each been represented by an attorney prior to executing this Agreement;

WHEREAS:

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The Parties wish to resolve all disputes and claims Mascioli has or may have, including but not limited to those raised in the letter from his counsel Mary E. O’Neal dated February 10, 2017 (hereinafter referred to as the “Demand Letter”), without further litigation;

WHEREAS:

The meaning, effect and terms of this Agreement and accompanying General Release have been fully explained to Mascioli, who understands that this Agreement and General Release settles, bars, and waives any and all claims for monetary damages that he has or could possibly have against Anika through the date this Agreement is executed;

WHEREAS:

Mascioli and Anika have carefully considered other alternatives to executing this Agreement and General Release;

WHEREAS:

The Parties understand and agree that this settlement is the compromise of disputed claims, and that any consideration specified in this Agreement is not to be construed as an admission of the persons, firms, entities or corporations hereby released;

WHEREAS:

The Parties understand and agree that neither the making of this Agreement nor anything contained herein shall, in any way, be construed or considered to be an admission by any Party of fault, guilt, or noncompliance with any federal, state or local statute, public policy, tort law, contract law, common law, or of any other wrongdoing whatsoever; and

WHEREAS:

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No court or administrative agency has made any conclusive finding as to the merits of Mascioli’s claims.

NOW, THEREFORE, IT IS STIPULATED AND AGREED BY THE PARTIES THAT:

1.                  In exchange for the promises made by Anika in Paragraph 2 below:

(a)                Mascioli, after consultation with his attorney, agrees and indicates that he is releasing and forever waiving, to the fullest extent permitted by law, any and all claims, including claims for costs and attorney's fees, that he now has or ever has had against Anika as defined above from the beginning of the world to the date of this Agreement, including, but not limited to, claims arising under the National Labor Relations Act, 29 U.S.C. §151 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et sec., the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Equal Pay Act of 1963, 29 U.S.C. §206(d), the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq., the Age Discrimination in Employment Act, the Family Medical Leave Act of 1993, 29 U.S.C. §2601, et seq., the Sarbanes Oxley Act, 15 U.S.C. §1701 et seq., the Massachusetts Wage and Hour Laws, G.L. c. 151, The Massachusetts Law Against Discrimination, G.L. c. 151B, the Massachusetts Civil Rights Act, G.L. c. 12, § 11, the Massachusetts Equal Rights Act, G.L. c. 93, the Massachusetts privacy statute, G.L. c. 214, § 1B, the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq., the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C, G.L. c. 93A, or any other federal, state or local human rights, civil rights, wage-hour, pension or labor laws, rules and/or regulations, public policy, any claim for breach of contract, contract or tort laws, or any claim arising under statute or common law, such as claims for malicious prosecution, misrepresentation, defamation, false imprisonment, libel, slander, invasion of privacy, identity theft, negligence, infliction of emotional distress, or otherwise, or any other action or grievance against Anika based upon any conduct occurring up to and including the date of this Agreement, and shall not, from any source or proceeding, seek or accept any additional monetary award or settlement therefrom. Mascioli further expressly waives his right to recover any monetary damages or monetary relief in the event of any claim or suit brought by or through the EEOC or any other state or local agency on behalf of Mascioli. Mascioli specifically understands and agrees that this General Release applies to any and all claims he has or may have as of the date of this Agreement against Anika as defined above.

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(b)               Mascioli affirms that he has not filed or caused to be filed, and he is not presently a party to any claim, complaint, or action against Anika in any forum or form. Mascioli further affirms and represents that he was paid and/or received all compensation, wages, bonuses, commissions and/or benefits to which he was entitled from Anika, and that no other compensation, wages, bonuses, commissions and/or benefits are due him. Mascioli further affirms that he has no known pending workplace injuries, and that he received any and all leaves requested or entitled under applicable federal and state leave laws while he was employed by Anika.

(c)                Mascioli agrees and understands that due to irreconcilable differences, the Parties have no interest in future relations and thus he shall not reapply in the future to Anika. Mascioli waives any right to reinstatement with Anika and further agrees that because of circumstances unique to him, including but not limited to, irreconcilable differences with Anika, Mascioli shall not now or in the future apply for employment with Anika, including but not limited to regular, temporary, contract, or consulting employment. In the event that Mascioli is hired by Anika, Mascioli expressly acknowledges that Mascioli’s employment with Anika may be terminated on the basis of this Agreement.

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(d)               Mascioli agrees not to make any statements, either verbally or in writing, including on social media websites or other media postings, about Anika, other parties in a business relationship with Anika, or Anika’s business practices that could reasonably be interpreted as disparaging of or defamatory, including actions that would (1) harm the reputation of Anika with its current and prospective customers, distributors, suppliers, other business partners, or the public; or (2) interfere with existing contractual or employment relationships with current and prospective customers, suppliers, distributors, other business partners or Anika employees. Mascioli further agrees not to take any actions or conduct in any way that would reasonably be expected to affect adversely the reputation or goodwill of Anika or any of its current or former officers, directors, shareholders, employees or agents.

2.                  In exchange for the promises made by Mascioli in Paragraph 1 above:

(a)                Anika shall pay the gross amount of Three Hundred Fifty Thousand Dollars ($350,000.00) for all alleged damages and attorneys’ fees. The proceeds shall be paid in two (2) checks. The first check shall be made payable to “Stephen Mascioli” in the gross amount of Two Hundred Fifty Thousand Dollars ($250,000.00) for alleged lost wages, from which all appropriate withholdings shall be made and for which an IRS Form W2 shall issue in due course. The second check shall be made payable to “Stephen Mascioli” for all alleged non-wage damages and attroneys’ fees, in the gross amount of One Hundred Thousand Dollars ($100,000.00). An IRS form 1099 shall issue in due course for the second check.

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(b)               Anika makes no representation as to the taxability of the payment in the second check, and Mascioli agrees he has not relied on any representations by Anika. In the event of any tax assessment attributable thereto by the IRS, the Massachusetts DOR, or other governmental authority due to Mascioli’s failure to report 1099 income or due to misclassification, Mascioli agrees to indemnify Anika for any such taxes, interest or penalties that Anika be requested to pay arising out of the settlement provided therein, together with any reasonable costs or attorney’s fees incurred by Anika in the course of responding to any such tax assessment and/or enforcing this indemnification agreement with Mascioli.

(c)                Anika agrees that it will instruct employees Charles Sherwood II, Steven Cyr, Sylvia Cheung, Susan Rice and independent consultant Frank Luppino not to make any statements that could reasonably be interpreted as disparaging of or defamatory to Mascioli, personally or professionally. Mascioli understands and agrees that it shall not be a violation of this provision for the above-referenced individuals to generally discuss for legitimate internal business purposes the performance of the organization and the departments and individuals under Mascioli’s supervision during his employment with Anika, without making specific reference to Mascioli.

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3.                  Neither Party shall reveal, convey, comment upon, publicize, disclose, discuss or cause to be revealed, conveyed, commented upon, publicized, disclosed, or discussed the existence of or any of the terms of this settlement to any person or entity, other than, (i) as to Mascioli, his tax advisors, attorney, and spouse, and, then, only on condition that they be advised that they cannot further disclose any of same to others, except as required by law; and (ii) as to Anika, its attorneys, officers, or managerial level employees who have a “need to know,” and Anika’s auditors and other professional advisors, and, then, only on condition that they be advised that they cannot further disclose any of same to others, except as required by law. Mascioli shall instruct his counsel of record in this matter to keep the terms of settlement confidential, as set forth above, and he shall not authorize his counsel to reveal or comment upon the terms of settlement, except as required by law. Mascioli further agrees to keep the terms of this Agreement strictly confidential. If any of the terms of this Agreement somehow become known by others or an inquiry is made regarding this matter, the Parties shall simply state "The matter has been resolved." The Parties may disclose the terms of this Agreement to the extent required by judicial order or by law or by the rules and regulations of any governmental body or administrative agency, or pursuant to the lawful request of any government official acting in his or her official capacity. Mascioli acknowledges that any violations of paragraph 3 of this Agreement may cause irreparable harm and damage to Anika. Notwithstanding the foregoing or the other terms of this Agreement, nothing herein shall prohibit or bar Mascioli from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, Mascioli will use his best efforts to ensure that the other terms of this Agreement are complied with to the maximum extent possible. In addition, any non-disclosure provision in this Agreement does not prohibit or restrict Mascioli (or Mascioli’s attorney, if applicable) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory agency regarding this Agreement or its underlying facts or circumstances. Furthermore, nothing in this Agreement shall bar or prohibit Mascioli from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, Mascioli nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which he does so participate.

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4.                  Payment shall (a) be made within fourteen (14) days after Mascioli executes this agreement and the nonrevocation provision set forth below expires without revocation by Mascioli, and (b) be contingent upon Mascioli not revealing the existence of the Agreement pursuant to Paragraph 3.

5.                  Medicare/Medicaid

(a)                Definitions:

(1)	“CMS” means the Centers for Medicare & Medicaid Services within the U.S. Department of Health and Human Services, including any agents, representatives, or contractors of CMS, such as the Coordination of Benefits Contractor (“COBC”) or Medicare Secondary Payer Recovery Contractor (“MSPRC”).

(2)	“Conditional Payments” shall have the meaning ascribed to it under the MSP Statute and implementing regulations.

(3)	“MMSEA” means the Medicare, Medicaid, and SCHIP Extension Act of 2007 (P.L. 110-173), which, in part, amended the Medicare Secondary Payer statute at 42 U.S.C. § 1395y(b)(7) and (8). This portion of MMSEA is referred to herein as “Section 111 of MMSEA”.

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(4)	“MSP Statute” means the Medicare Secondary Payer (“MSP”) statute. 42 U.S.C. § 1395y(b).

(5)	“Released Matter” means any released accident, occurrence, injury, illness, disease, loss, claim, demand, or damages that are subject to the Agreement and releases herein.

(6)	“Releasees” means Anika as defined above.

(b)               Mascioli represents that Mascioli is not enrolled in the Medicare program, was not enrolled in the Medicare program at the time of the Released Matters or anytime thereafter through the date of this Agreement, and has not received Medicare benefits for medical services or items related to, arising from, or in connection with the Released Matters.

(c)                Mascioli represents and warrants that the information provided to Releasees for confirmation of Mascioli’s Medicare status, including Mascioli’s name, gender, date of birth, and Social Security Number, is complete, accurate, and current as of the date of this Agreement.

(d)               Mascioli represents and warrants that no Medicaid payments have been made to or on behalf of Mascioli and that no liens, claims, demands, subrogated interests, or causes of action of any nature or character exist or have been asserted arising from or related to any Released Matters. Mascioli further agrees that Mascioli, and not Releasees, shall be responsible for satisfying all such liens, claims, demands, subrogated interests, or causes of action that may exist or have been asserted or that may in the future exist or be asserted.

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(e)                To the extent that Mascioli’s representations and warranties related to Mascioli’s Medicare status and receipt of medical services and items related to the Released Matters are inaccurate, not current, or misleading, Mascioli agrees to indemnify and hold harmless Releasees from any and all claims, demands, liens, subrogated interests, and causes of action of any nature or character that have been or may in the future be asserted by Medicare and/or persons or entities acting on behalf of Medicare, or any other person or entity, arising from or related to this Agreement, the payment of the Settlement Amount, any Conditional Payments made by Medicare, or any medical expenses or payments arising from or related to any Released Matter that is subject to this Agreement or the release set forth herein, including but not limited to: (a) all claims and demands for reimbursement of Conditional Payments or for damages or double damages based upon any failure to reimburse Medicare for Conditional Payments; (b) all claims and demands for penalties based upon any failure to report, late reporting, or other noncompliance with or violation of Section 111 of MMSEA that is based in whole or in part upon late, inaccurate, or inadequate information provided to Releasees by Mascioli or Mascioli’s counsel or upon any failure of Mascioli or Mascioli’s counsel to provide information; and (c) all Medicaid liens. This indemnification obligation includes all damages, double damages, fines, penalties, attorneys’ fees, costs, interest, expenses, and judgments incurred by or on behalf of Releasees in connection with such claims, demands, subrogated interests, or causes of action. Regardless of the accuracy of the representations and warranties made above, Mascioli agrees to indemnify and hold Releasees harmless for taxes on the payments made to Mascioli and any tax consequences related thereto, except those prohibited by law.

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6.                  Mascioli acknowledges that he currently is and will remain bound by the terms and conditions of the Non-Disclsoure and Non-Competition Agreement that he executed with the Company on April 4, 2016, which shall remain in full force and effect in accordance with its terms, and that nothing in this Agreement shall be construed to supersede its terms and conditions. Anika confirms that nothing in this Agreement shall supercede or otherwise affect any indemnity rights to which Mascioli may be entitled as a former officer of Anika under Anika’s Articles of Organization; By-Laws; any written agreement; any vote of its shareholders or directors; or otherwise, including under applicable law.

7.                  Mascioli shall direct any potential employers seeking reference information about him to contact Anika’s Vice President of Human Resources, or his designee. Consistent with Anika’s Reference Policy, if contacted, the Vice President of Human Resources will respond to a reference inquiry solely by confirming title and dates of employment.

8.                  Mascioli agrees that prior to and after the execution of this Agreement, Mascioli shall cooperate reasonably with the Anika (including its outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which Anika believes he may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). Mascioli further agrees to make himself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by Anika’s counsel. Anika shall not utilize this section to require Mascioli to make himself available to an extent that would unreasonably interfere with full-time employment responsibilities that Mascioli may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which Anika calls Mascioli as a witness. Anika shall reimburse Mascioli for any reasonable travel and other out of pocket expenses that are incurred due to his performance of Cooperation Services, after receipt of appropriate documentation consistent with the Anika’s business expense reimbursement policy.

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9.                  Mascioli understands and acknowledges he has twenty one (21) days to consider the meaning and effect of entering into this agreement, including the release of claims set forth above. He also understands he has seven (7) days following the execution of this Agreement to revoke the Agreement to waive potential age discrimination and/or retaliation claims under the ADEA. Mascioli acknowledges that his release shall not become effective or enforceable until the revocation period has expired and he has not exercised his right to revoke. Mascioli further understands that in order to revoke the waiver of age discrimination and/or retaliation claims under the ADEA contained in the Agreement, he or his attorney must deliver a written and signed statement of revocation to Stephen T. Paterniti, Jackson Lewis LLP, 75 Park Plaza, Boston, MA 02116; or (b) fax the revocation to Stephen T. Paterniti at (617) 367-0025. In either case, Mascioli agrees to keep written documentation proving that he revoked this Agreement as provided in this paragraph, either by keeping the documents signed by a representative of Jackson Lewis P.C. attesting to the delivery of the revocation, or other verification that the fax was, in fact, received by Stephen T. Paterniti.

10.              This Agreement shall not be valid or enforceable unless and until it is executed by Mascioli and Anika, and it has not been revoked by Mascioli as described herein. No Party shall be entitled to the consideration set forth in this Agreement unless they agree to be bound by the mutual promises contained herein.

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11.              This Agreement shall not be filed with any court or administrative agency and shall remain forever confidential as described in this Agreement unless required by judicial order or by law or by the rules and regulations of any governmental body or administrative agency. The Parties agree that this Agreement may only be used as evidence in a subsequent proceeding in which one of the Parties alleges a breach of this Agreement.

12.              If any federal, state or local law conflicts with any provision of this Agreement and General Release, the provision(s) so affected shall be redrafted to preserve the intent of the provision and so as to not conflict with the law, but in the event that redrafting cannot cure the conflict, the provision will continue only to the extent permitted by law. The remaining provision(s) of this Agreement and General Release shall continue in full force and effect.

13.              This Agreement is a fully integrated document which represents the complete understanding between the Parties. The Parties expressly disclaim reliance on any representations, written or oral, other than those contained in this document or incorporated by reference. Except as otherwise provided in this Agreement, no other promises or agreements shall be binding or shall modify this Agreement unless signed by the Parties hereto. The Parties further agree that the provisions of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. In addition, Mascioli agrees that he shall not assign this Agreement. Anika may assign this Agreement, and the benefits of this Agreement shall inure to the successors and assigns of Anika.

14.              By signing this Agreement, the Parties acknowledge that they understand its provisions, that they knowingly and voluntarily enter into this Agreement, that they have been afforded reasonable time to consider its terms and consult with or seek advice from any person of their choosing, and that they have, in fact, consulted with their attorney prior to signing this Agreement, and as a result understand the ramifications and effects of this Agreement.

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HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH HEREIN, MASCIOLI FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST ANIKA.

WHEREFORE, the Parties to this Agreement and General Release now voluntarily and knowingly execute this Agreement and General Release by setting their hands and seals hereto as set forth below.

July 13, 2017	By:	/s/ Stephen Mascioli, M.D., MPH
Date	STEPHEN MASCIOLI, M.D., MPH

ANIKA THERAPEUTICS, INC.

July 13, 2017	By:	/s/ Charles H. Sherwood, Ph.D.
Date	CHARLES H. SHERWOOD, PH.D.
President and Chief Executive Officer

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